INTERIM INVESTMENT MANAGEMENT AND
                            ADMINISTRATION AGREEMENT

     INTERIM INVESTMENT MANAGEMENT AND ADMINISTRATION AGREEMENT ("Agreement") made as of the 30th day of November, 2009, by and between THE LOU HOLLAND TRUST, a Delaware business trust (the "Trust"), on behalf of its series, the Lou Holland Growth Fund (the "Fund"), and HOLLAND CAPITAL MANAGEMENT LLC, a Delaware limited liability company (the "Investment Manager").

                              W I T N E S S E T H:

     WHEREAS, the Trust is engaged in business as an open-end management investment company of the series type and registered as such under the Investment Company Act of 1940, as amended (the "1940 Act"); and

WHEREAS, the Investment Manager is registered as an investment adviser under the Investment Advisers Act of 1940, as amended; and

WHEREAS, the Investment Manager served as investment adviser to the Fund under that certain Investment Management and Administration Agreement dated as of March 19, 2008, as the same has been renewed (the "Prior Agreement"), until the Prior Agreement's automatic termination in accordance with its terms as of the date hereof.

NOW THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.     DUTIES  AND  RESPONSIBILITIES  OF  THE  INVESTMENT  MANAGER.

     1.1. INVESTMENT MANAGEMENT SERVICES. The Investment Manager shall, subject to the supervision of the Board of Trustees of the Trust, act as investment manager of the Fund and, as such, shall:

1.1.1. INVESTMENT OF ASSETS. Supervise and direct the investment of the Fund's assets in accordance with applicable law, and the investment objectives, investment program, policies, and restrictions set forth in the Fund's current prospectus ("Prospectus") and Statement of Additional Information ("SAI") contained in the Trust's Registration Statement under the 1940 Act and the Securities Act of 1933, as amended ("1933 Act"), and subject to such further limitations as the Board of Trustees of the Trust may from time to time impose by written notice to the Investment Manager.

1.1.2. INVESTMENT PROGRAM. The Investment Manager shall operate a continuing program for the management of the Fund's assets and resources. In furtherance of these duties and responsibilities, the Investment Manager is authorized, in its discretion and without prior consultation with the Trust to: (i) buy, sell, exchange, convert, lend, and otherwise trade in any stocks, bonds, and other securities or assets for the Fund; and (ii) place orders and negotiate the commissions (if any) for the execution of transactions in securities with or through such brokers, dealers, underwriters, or issuers as the Investment Manager may select for the Fund.

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1.2.  ADMINISTRATIVE  SERVICES.  The  Investment  Manager  shall  oversee  the administration of the Trust's and the Fund's business and affairs as set forth herein and shall provide or arrange for the provision of certain services required for effective administration of the Trust and the Fund. In connection therewith, the Investment Manager shall:

1.2.1. OFFICE AND OTHER FACILITIES. Furnish, without cost to the Trust, or provide and pay the cost of, such office facilities, furnishings, and office equipment as are necessary for the performance of the Investment Manager's duties to the Trust under this Agreement.

1.2.2. PERSONNEL. Provide, without additional remuneration from or other cost to the Trust, the services of individuals competent to perform all of the Investment Manager's duties under this Agreement.

1.2.3. AGENTS. Assist the Trust in selecting, coordinating the activities of, supervising and acting as liaison with, any other person or agent engaged by the Trust, including the Trust's administrative or accounting service providers, depository agent, custodian, consultants, transfer agent, dividend disbursing agent, independent accountants, and independent legal counsel. The Investment Manager shall also monitor the functions of such persons and agents to ensure that their activities adhere to the provisions of the Trust's current Prospectus(es) and SAI(s), and to ensure compliance with applicable laws, including without limitation compliance of the Trust and the Trust's custodian(s) with Rule 17f-5 under the 1940 Act, if appropriate.

1.2.4. TRUSTEES AND OFFICERS. Authorize and permit those partners and employees of the Investment Manager who are natural persons and who may be elected or appointed as trustees or officers of the Trust to serve in such capacities, without remuneration from or additional cost to the Trust.

1.2.5. BOOKS AND RECORDS. Maintain customary records, on behalf of the Trust, in connection with the performance of the Investment Manager's duties under this Agreement. The Investment Manager also shall monitor and oversee the performance of the agents specified in Subparagraph 1.2.3. above, to ensure that all financial, accounting, corporate, and other records required to be maintained and preserved by the Fund or on its behalf shall be maintained in accordance with applicable laws and regulations.

1.2.6. COST OVERSIGHT. Monitor and review activities and procedures of the Trust and its agents identified in Subparagraph 1.2.3. above, in order to identify and seek to obtain possible service improvements and cost reductions.

1.2.7. ACCOUNTING AND COMPLIANCE POLICIES AND PROCEDURES. Assist in developing, reviewing, maintaining, and monitoring the effectiveness of, accounting and compliance policies and procedures, including valuation procedures of each Fund's portfolio, expense allocation procedures, personal trading procedures and the Trust's Code of Ethics. The Investment Manager also shall assist and coordinate participation by the Trust and its agents in any audit by its outside auditors or any examination by federal or state regulatory authorities or any self-regulatory organization. The Investment Manager also shall oversee and coordinate the activities of the Trust's accountants, outside counsel, and other experts in these audits or examinations.

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1.2.8.  SYSTEMS.  Assist in developing, implementing, and monitoring the Trust's use of automated systems for the purchase, sale, redemption and transfer of shares and for recording and tracking such transactions. The Investment Manager also shall assist in developing, implementing, and monitoring the Trust's use of automated communications systems with brokers, dealers, custodians, and other service providers, including without limitation trade clearance systems.

1.2.9. REPORTS TO THE TRUST. Furnish to or place at the disposal of the Trust such information, reports, evaluations, analyses, and opinions relating to its administrative functions as the Trust may, at any time or from time to time, reasonably request or as the Investment Manager may deem helpful to the Trust. The Investment Manager also shall assist in the preparation of agendas and other materials for meetings of the Trust's Board of Trustees and shall attend such meetings.

1.2.10. REPORTS AND FILINGS. Provide appropriate assistance in the development and/or preparation of all reports and communications by the Trust to shareholders of the Trust and all reports and filings necessary to maintain the registrations and qualifications of the Trust's shares under federal securities law.

1.2.11. SHAREHOLDER INQUIRIES. Respond to all inquiries from shareholders of the Trust or otherwise answer communications from shareholders if such inquiries or communications are directed to the Investment Manager. If any such inquiry or communication would be more properly answered by one of the agents listed in Subparagraph 1.2.3. above, the Investment Manager shall coordinate, as needed, the provision of their response.

2.  ALLOCATION  OF  EXPENSES.

     2.1.  EXPENSES  PAID  BY  THE  INVESTMENT  MANAGER.

     2.1.1. IN GENERAL. The Investment Manager shall bear all of its own expenses in connection with the performance of its duties under this Agreement.

     2.1.2. SALARIES AND FEES OF PARTNERS. The Investment Manager shall pay all salaries, expenses, and fees, if any, of the partners and employees of the Investment Manager who are trustees, officers or employees of the Trust.

     2.1.3. WAIVER OR ASSUMPTION AND REIMBURSEMENT OF TRUST EXPENSES BY THE INVESTMENT MANAGER. The waiver or assumption and reimbursement by the Investment Manager of any expense of the Trust that the Investment Manager is not required by this Agreement to waive, or assume or reimburse, shall not obligate the Investment Manager to waive, assume, or reimburse the same or any similar expense of the Trust on any subsequent occasion, unless so required pursuant to a separate agreement between the Trust and the Investment Manager.

     2.2. EXPENSES PAID BY THE TRUST. The Trust shall bear all expenses of its organization, operation, and business not specifically waived, assumed, or agreed to be paid by the Investment Manager as provided in this Agreement or any other agreement between the Trust and the Investment Manager, and as described in the Trust's current Prospectus(es) and SAI(s).

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3.     FEES.

3.1. COMPENSATION RATE. The Trust on behalf of the Fund shall pay the Investment Manager, as compensation for all services rendered, facilities provided, and expenses waived or assumed and reimbursed by the Investment Manager pursuant to this Agreement, annual fees as specified on Schedule A hereto. All payment of compensation shall be subject to Section 3.5 hereof.

3.2. METHOD OF COMPUTATION. The fees shall accrue on each calendar day and the sum of the daily fee accruals for the Fund shall be paid monthly to the Investment Manager on the first business day of the next calendar month. The daily fee accruals shall be computed by multiplying the fraction of one over the number of calendar days in the year by the applicable annual rates for the applicable Fund, described in Subparagraph 3.1. above, and multiplying the product by the net assets of the Fund in accordance with the Trust's current Prospectus as of the close of business on the last preceding business day on which the Fund was open for business.

3.3. PRORATION OF FEE. If this Agreement becomes effective or terminates before the end of any month, the fee for the period from the effective date to the end of such month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proportion which such period bears to the full month in which such effectiveness or termination occurs.

3.4. LIMITATION OF FEE. In the event the expenses of the Fund (including the fees of the Investment Manager and amortization of organization expenses but excluding interest, taxes, brokerage commissions, extraordinary expenses and sales charges and distribution fees) for any fiscal year exceed the limits set by applicable regulations of state securities commissions, the Investment Manager shall reduce its fee by the amount of such excess. Any such reductions are subject to readjustment during the year. The payment of the investment management fee at the end of any month shall be reduced or postponed or, if necessary, a refund shall be made to the Fund so that at no time shall there be any accrued but unpaid liability under this expense limitation.

3.5.  SPECIAL  PROVISIONS  OF  INTERIM  AGREEMENT.

3.5.1. ESCROW ACCOUNT. All amounts earned by the Investment Manager under this Agreement shall be held in an interest-bearing escrow account established by the Trust at U.S. Bank, N.A., the Fund's Custodian, or another bank independent from the Investment Manager.

3.5.2. PAYMENT UPON APPROVAL OF FINAL AGREEMENT. In the event that a final Investment Management and Administration Agreement between the Trust and the Investment Manager regarding the management of the Fund's assets (a "Final Agreement") is approved by a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund on or before the 150th day following the date hereof, then the full amount earned by the Investment Manager hereunder, plus interest, will be paid to the Investment Manager.

3.5.3. PAYMENT IF THE FINAL AGREEMENT IS NOT APPROVED. In the event that a Final Agreement is not approved by a majority of the outstanding voting securities of the

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Fund  on  or before the 150th day following the date hereof, than the Investment
Manager will be paid out of the escrow account the lesser of: (a) any costs incurred by the Investment Manager in performing this Agreement (plus interest earned on such amount), or (b) the total amount in the escrow account (plus interest earned).

4.     BROKERAGE.

     4.1. USE OF BROKERAGE COMMISSIONS. Subject to seeking best execution, and subject to any policies or procedures as then approved by the Board of Trustees of the Trust, the Investment Manager, in carrying out its duties under Subparagraph 1.1. above, may cause the Fund to pay a broker-dealer that furnishes brokerage or research services (as such services are defined under Section 28(e) of the Securities Exchange Act of 1934, as amended (the "1934 Act")) a higher commission than that which might be charged by another broker-dealer that does not furnish brokerage or research services or that furnishes brokerage or research services deemed to be of lesser value, if the Investment Manager determines in good faith that the amount of such commission is reasonable in relation to the value of the brokerage and research services provided by the broker-dealer viewed in terms of either that particular transaction or the overall responsibilities of the Investment Manager with respect to other accounts, if any, as to which it exercises investment discretion (as such term is defined under Section 3(a)(35) of the 1934 Act). To demonstrate that such determinations were in good faith, and to show the overall reasonableness of commissions paid, the Investment Manager shall be prepared to show that commissions paid: (i) were for purposes contemplated by this Agreement; (ii) provide lawful and appropriate assistance to the Investment Manager in the performance of its decision-making responsibilities; and (iii) were within a reasonable range as compared to the rates charged by qualified brokers to other institutional investors as such rates may become known from available information. The Trust recognizes that, on any particular transaction, a higher than usual commission may be paid due to the difficulty of the transaction in question.

     4.2. USE OF AFFILIATED PERSONS AS BROKER. Subject to seeking best execution, and subject to any policies or procedures as then approved by the Board of Trustees of the Trust, the Investment Manager, in carrying out its duties under Subparagraph 1.1. above, may select, and place orders for the purchase and sale of portfolio securities with, brokers who are affiliated persons of the Investment Manager or the Trust.

5.     INVESTMENT  MANAGER'S  USE  OF  THE  SERVICES  OF  OTHERS.

The Investment Manager may at its own cost (except as contemplated by Paragraph 4 above) employ, retain, or otherwise avail itself of the services or facilities of other persons or organizations for the purpose of providing the Investment Manager or the Trust with such (i) statistical and other factual information,
(ii) advice regarding economic factors and trends, (iii) advice as to occasional transactions in specific securities, or (iv) other information, advice, or assistance as the Investment Manager may deem necessary, appropriate, or convenient for the discharge of its obligations hereunder or otherwise helpful to the Investment Manager or the Trust, or in the discharge of the Investment Manager's overall responsibilities with respect to any accounts, if any, for which it serves as investment manager.

6.     OWNERSHIP  AND  CONFIDENTIALITY  OF  RECORDS.

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All  records  required  to be maintained and preserved by the Trust, pursuant to the provisions of rules or regulations of the Securities and Exchange Commission under Section 31(a) of the 1940 Act and maintained and preserved by the Investment Manager on behalf of the Trust are the property of the Trust and shall be surrendered by the Investment Manager promptly on request by the Trust. The Investment Manager shall not disclose or use any records or information obtained pursuant to this Agreement in any manner whatsoever except as expressly authorized by this Agreement and applicable law. The Investment Manager shall keep confidential any information obtained in connection with their duties hereunder and shall disclose such information only if the Trust has authorized such disclosure or if such disclosure is expressly required by applicable law or federal or state regulatory authorities.

7.     REPORTS  TO  THE  INVESTMENT  MANAGER.

The Trust shall furnish or otherwise make available to the Investment Manager such Prospectuses, Statements of Additional Information, financial statements, proxy statements, reports, and other information relating to the business and affairs of the Trust, as the Investment Manager may, at any time or from time to time, reasonably require in order to discharge its obligations under this Agreement.

8.     SERVICES  TO  OTHER  CLIENTS.

Nothing herein contained shall limit the freedom of the Investment Manager or any affiliated person of the Investment Manager to render investment management and/or administrative services to other investment companies (including but not limited to one or more series of the Trust), to act as investment adviser or investment counselor to other persons, firms, or corporations, or to engage in other business activities; however, so long as this Agreement or any extension, renewal, or amendment hereof shall remain in effect or until the Investment Manager shall otherwise consent, the Investment Manager shall be the only investment manager to the Trust.

9. LIMITATION OF LIABILITY OF THE INVESTMENT MANAGER AND INDEMNIFICATION BY THE TRUST.

9.1.     LIMITATION  OF  LIABILITY.

     9.1.1. Neither the Investment Manager nor any of its partners, employees or agents performing services for the Trust, at the direction or request of the Investment Manager in connection with the Investment Manager's discharge of its obligations undertaken or reasonably assumed with respect to this Agreement, shall be liable for any act or omission in the course of or in connection with the Investment Manager's services hereunder, including any error of judgment or mistake of law or for any loss suffered by the Trust, in connection with the matters to which this Agreement relates; provided, that nothing herein contained shall be construed to protect the Investment Manager or any such person against any liability to the Trust or its shareholders to which the Investment Manager or such person would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of its or their duties on behalf of the Trust.

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9.1.2. The Investment Manager may apply to the Board of Trustees of the Trust at any time for instructions and may consult counsel for the Trust or its own counsel and consult with accountants and other experts with respect to any matter arising in connection with the Investment Manager's duties, and the Investment Manager shall not be liable or accountable for any action taken or omitted by it in good faith in accordance with such instruction or with the opinion of such counsel, accountants, or other experts.

9.2.     INDEMNIFICATION  BY  THE  TRUST.

     9.2.1. As long as the Investment Manager acts in good faith and with due diligence and without gross negligence, the Trust shall indemnify the Investment Manager and hold it harmless from and against any and all actions, suits, and claims, whether groundless or otherwise, and from and against any and all losses, damages, costs, charges, reasonable counsel fees and disbursements, payments, expenses, and liabilities (including reasonable investigation expenses) arising directly or indirectly out of the services rendered to the Trust hereunder. The indemnity and defense provisions set forth herein shall indefinitely survive the termination of this Agreement.

 9.2.2. The rights hereunder shall include the right to reasonable advances of defense expenses in the event of any pending or threatened litigation with respect to which indemnification hereunder may ultimately be merited. In order that the indemnification provision contained herein shall apply, however, it is understood that if in any case the Trust may be asked to indemnify or hold the Investment Manager harmless, the Board of Trustees of the Trust shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the Investment Manager shall use all reasonable care to identify and notify the Board of Trustees of the Trust promptly concerning any situation which presents or appears likely to present the probability of such a claim for indemnification against the Trust, but failure to do so in good faith shall not affect the rights hereunder.

10.     INDEMNIFICATION  BY  THE  INVESTMENT  MANAGER.

     10.1. The Investment Manager shall indemnify the Trust and its officers and trustees, and hold them harmless from and against any and all actions, suits, and claims, whether groundless or otherwise, and from and against any and all losses, damages, costs, charges, reasonable counsel fees and disbursements, payments, expenses, and liabilities (including reasonable investigation expenses) arising directly or indirectly out of any service rendered to the Trust hereunder and arising or based upon the willful misfeasance, bad faith, or gross negligence of the Investment Manager, its partners, employees, and agents in the performance of its or their duties on behalf of the Trust. The indemnity and defense provisions set forth herein shall indefinitely survive the termination of this Agreement.

10.2. The rights hereunder shall include the right to reasonable advances of defense expenses in the event of any pending or threatened litigation with respect to which indemnification hereunder may ultimately be merited. In order that the indemnification provision contained herein shall apply, however, it is understood that if in any case the Investment Manager may be asked to indemnify or hold the Trust and its officers and trustees harmless, the Investment Manager shall be fully and promptly advised of all pertinent facts concerning the

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situation in question, and it is further understood that the Trust shall use all reasonable care to identify and notify the Investment Manager promptly concerning any situation which presents or appears likely to present the probability of such a claim for indemnification against the Investment Manager, but failure to do so in good faith shall not affect the rights hereunder.

11.     TERM  OF  AGREEMENT.

The term of this Agreement shall begin on the day and year first above written, and unless sooner terminated as hereinafter provided, shall continue in effect until the earlier of: (i) the 151st day following the date hereof, or (ii) the date on which a Final Agreement has been approved by a majority of the Fund's outstanding voting securities, and upon the occurrence of either of the foregoing, this Agreement shall automatically terminate. The Investment Manager shall furnish to the Trust, promptly upon its request, such information as may be reasonably necessary to evaluate the terms of this Agreement or any extension, renewal or amendment thereof.

12.     AMENDMENT  OF  AGREEMENT.

Any amendment to this Agreement shall be in writing and signed by the parties hereto; provided, that no material amendment shall be effective unless authorized by resolution of the Board of Trustees of the Trust or by a majority of the outstanding voting securities of the Fund, or, in the case of an amendment to this Agreement with respect to the Fund, by a resolution of the Board of Trustees of the Trust and/or a vote of a majority of the outstanding voting securities of the Fund, as required by applicable law.

13.     TERMINATION  OF  AGREEMENT.

This Agreement may be terminated by the Investment Manager, without the payment of any penalty, upon sixty (60) days' prior written notice to the Trust. This Agreement may be terminated by either the Trust's Board of Trustees or by a majority of the outstanding voting securities of the Fund, without the payment of any penalty, upon ten (10) days' prior written notice to the Investment Manager. In the case of termination by the Investment Manager, such termination shall not be effective until the Trust shall have contracted with one or more persons to serve as successor investment manager for the Trust and such person(s) shall have assumed such position. This agreement shall automatically terminate in the event of its assignment, the term "assignment" for purposes of this paragraph having the meaning defined in Section 2(a)(4) of the 1940 Act.

14.     MISCELLANEOUS.

     14.1. NOTICES. Any notice under this Agreement shall be given in writing, addressed and delivered, or mailed postpaid, (i) if to the Investment Manager, to Holland Capital Management LLC, One North Wacker Drive, Suite 700, Chicago, Illinois 60606, Attention: Ms. Monica L. Walker, and (ii) if to the Trust, to The Lou Holland Trust, One North Wacker Drive, Suite 700, Chicago, Illinois 60606, Attention: Ms. Monica L. Walker.

14.2. CAPTIONS. The captions contained in this Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

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14.3.  INTERPRETATION.  Nothing  herein contained shall be deemed to require the
Trust to take any action contrary to its Declaration of Trust or By-Laws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Board of Trustees of the Trust of its responsibility for and control of the conduct of the affairs of the Trust.

14.4. DEFINITIONS. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act, or the rules thereunder, shall be resolved by reference to such term or provision of the 1940 Act or the rules thereunder and to interpretations thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court by rules, regulations, or orders of the Securities and Exchange Commission validly issued pursuant to the 1940 Act. In addition, where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is relaxed by a rule, regulation, or order of the Securities and Exchange Commission, whether of special or of general application, such provision shall be deemed to incorporate the effect of such rule, regulation, or order.

14.5. SEVERABILITY. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule, or otherwise, the remainder of this Agreement shall not be affected thereby.

     14.6. GOVERNING LAW. Except insofar as the 1940 Act or other federal laws and regulations may be controlling, this Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Illinois.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized and their respective corporate seals to be hereunto affixed, as of the day and year first above written.

ATTEST:      THE  LOU  HOLLAND  TRUST
/S/          By:  /S/  MONICA  L.  WALKER
                  -----------------------
             Name:  Monica  L.  Walker
             Title:  President


             HOLLAND  CAPITAL  MANAGEMENT  LLC

ATTEST:      By:  /S/  MONICA  L.  WALKER
                  -----------------------
/S/          Name:  Monica  L.  Walker
             Title:  President

SCHEDULE  A

SCHEDULE  OF  FEES

The  Lou  Holland  Growth  Fund

..85%  of  the  average  daily  net  assets  up  to  $500  million
..75% of the average daily net assets up to the next $500 million ..65% of the average daily net assets in excess of $1 billion